Prospectus Supplement Filed Under Rule 424(b)(3)
                                                              File No. 333-16877

                           THE SPORTS AUTHORITY, INC.

             Prospectus Supplement No. 9 dated September 11, 1998 to
                       Prospectus dated December 17, 1996

         This Prospectus Supplement No. 9 provides supplemental information to the Prospectus dated December 17, 1996 (the "Prospectus") covering the resale by the selling securityholders named herein (the "Selling Securityholders") of 5 1/4% Convertible Subordinated Notes due September 15, 2001 (the "Notes") of The Sports Authority, Inc. (the "Company") up to the aggregate principal amount of $149,500,000. In addition, the Prospectus relates to the offering of 4,580,964 shares (subject to adjustment under certain circumstances) of the Company's common stock, par value $.01 per share (the "Common Stock" and, together with the Notes, the "Securities"), issued or issuable upon conversion of the Notes. A copy of the Prospectus is attached to this Prospectus Supplement No. 9 and must be read in conjunction herewith. The following information is hereby added to and deemed to be included in the Prospectus:

                             SELLING SECURITYHOLDERS

         THE TABLE APPEARING UNDER THIS CAPTION IS SUPPLEMENTED AND RESTATED AS
FOLLOWS:

                                                                                        COMMON
                                                                PRINCIPAL AMOUNT        STOCK OWNED
NAME OF SELLING                          PRINCIPAL AMOUNT           OF NOTES           PRIOR TO             COMMON STOCK
SECURITYHOLDER                            OF NOTES OWNED         OFFERED HEREBY       OFFERING (1)       OFFERED HEREBY (2)
--------------                            --------------         --------------       ------------       ------------------
J.P. Morgan Securities Inc.                $12,485,000            $12,485,000            382,564                  382,564
Smallcap World Fund, Inc.                   11,000,000             11,000,000            337,060                  337,060
CFW-C, L.P.                                 10,500,000             10,500,000            321,739                  321,739
Merrill Lynch Capital Markets P.L.C.         7,680,000              7,680,000            235,329                  235,329
Deutsche Morgan Grenfell, Inc.               7,050,000              7,050,000            216,025                  216,025
UBS Securities LLC                           6,800,000              6,800,000            208,364                  208,364
Hamilton Partners Limited                    6,100,000              6,100,000            186,915                  186,915
Lehman Brothers Inc.                         5,240,000              5,240,000            160,563                  160,563
Lipper Convertibles, L.P.                    5,150,000              5,150,000            157,805                  157,805
Paloma Securities L.L.C.                     5,050,000              5,050,000            154,741                  154,741
AIM Charter Fund(3)                          5,000,000              5,000,000            153,209                  153,209
J.P. Morgan/Whitefriars Inc.                 5,000,000              5,000,000            153,209                  153,209
The TCW Group, Inc.(4)                       4,855,000              4,855,000            148,766                  148,766
SMM Co. BV                                   4,850,000              4,850,000            148,613                  148,613
Merrill Lynch, Pierce, Fenner &
   Smith Incorporated                        4,730,000              4,730,000            144,936                  144,936
Goldman, Sachs & Co. (5)                     4,765,000              4,765,000            146,008                  146,008
Lazard Freres & Co.                          4,160,000              4,160,000            127,469                  127,469
Tour Societe Generale                        4,050,000              4,050,000            124,100                  124,100
BT Holdings Corporation                      3,650,000              3,650,000            111,842                  111,842
PaineWebber Inc.(6)                          3,590,000              3,590,000            110,004                  110,004
OCM Convertible Trust                        3,545,000              3,545,000            108,625                  108,625
Oppenheimer Total Return Fund, Inc.          3,000,000              3,000,000             91,925                   91,925
State of Connecticut Combined
   Investment Funds                          2,690,000              2,690,000             82,426                   82,426
Delta Air Lines Master Trust                 2,470,000              2,470,000             75,685                   75,685




                                                                                        COMMON
                                                               PRINCIPAL AMOUNT      STOCK OWNED
NAME OF SELLING                         PRINCIPAL AMOUNT           OF NOTES           PRIOR TO             COMMON STOCK
SECURITYHOLDER                           OF NOTES OWNED         OFFERED HEREBY       OFFERING (1)       OFFERED HEREBY (2)
--------------                           --------------         --------------       ------------       ------------------
Argent Classic Convertible Arbitrage
   Fund L.P.                                2,000,000              2,000,000             61,283                   61,283
Strong Total Return Fund, Inc.              2,000,000              2,000,000             61,283                   61,283
Vanguard Convertible Securities
   Fund, Inc.                               1,720,000              1,720,000             52,704                   52,704
Lincoln National Life Insurance
   Company                                  1,500,000              1,500,000             45,962                   45,962
Credit Suisse First Boston Corp.            1,390,000              1,390,000             42,592                   42,592
Montgomery Securities                       1,250,000              1,250,000             38,302                   38,302
Teachers Retirement System of Texas         1,250,000              1,250,000             38,302                   38,302
Ramius Fund, L.P.                           1,125,000              1,125,000             34,472                   34,472
Massachusetts Mutual Life Insurance
   Company                                  1,080,000              1,080,000             33,093                   33,093
ABN AMRO Incorporated                       1,000,000              1,000,000             30,641                   30,641
Argent Classic Convertible
   Arbitrage Fund (Bermuda) L.P.            1,000,000              1,000,000             30,641                   30,641
Lipper Offshore Convertibles, L.P.          1,000,000              1,000,000             30,641                   30,641
State Employees' Retirement Fund of
   the State of Delaware                      920,000                920,000             28,190                   28,190
Hughes Aircraft Company Master
   Retirement Trust                           905,000                905,000             27,730                   27,730
Palladin Partners, L.P.                       860,000                860,000             26,352                   26,352
Northern Income Equity Fund                   750,000                750,000             22,981                   22,981
Colonial Penn Insurance Company               725,000                725,000             22,215                   22,215
Colonial Penn Life Insurance
   Company                                    725,000                725,000             22,215                   22,215
Gleneagles Fund, Ltd.                         685,000                685,000             20,989                   20,989
McMahan Securities Co. L.P.                   650,000                650,000             19,917                   19,917
Gershon Partners, L.P.                        505,000                505,000             15,474                   15,474
Atlas Growth & Income Fund(7)                 500,000                500,000             15,320                   15,320
Pacific Mutual Life Insurance
   Company                                    500,000                500,000             15,320                   15,320
Salomon Brothers International
   Limited(8)                                 450,000                450,000             13,788                   13,788
MassMutual High Yield Partners LLC            430,000                430,000             13,176                   13,176
AIM V.I. Growth and Income
   Fund(9)                                    400,000                400,000             12,256                   12,256
Goldman Sachs & Co. Bank,
   Zurich(10)                                 300,000                300,000              9,192                    9,192
MassMutual Corporate Value Partners
   Limited                                    280,000                280,000              8,579                    8,579
OCM Convertible Limited
   Partnership                                250,000                250,000              7,660                    7,660
Sage Capital(11)                              175,000                175,000              5,362                    5,362
Robertson Stephens & Co., LLP                 155,000                155,000              4,749                    4,749
MassMutual Corporate Investors                140,000                140,000              4,289                    4,289

                                                                                             COMMON
                                                                     PRINCIPAL AMOUNT      STOCK OWNED
NAME OF SELLING                                PRINCIPAL AMOUNT           OF NOTES           PRIOR TO             COMMON STOCK
SECURITYHOLDER                                 OF NOTES OWNED         OFFERED HEREBY       OFFERING (1)       OFFERED HEREBY (2)
--------------                                 --------------         --------------       ------------       ------------------
Franklin Investors Securities Trust -
   Convertible Securities Fund                   100,000                100,000              3,064                    3,064
MassMutual Participation Investors                70,000                 70,000              2,144                    2,144
Partner Reinsurance Company Ltd.                  45,000                 45,000              1,378                    1,378
                                                 -------                 ------              -----                    -----
         Total (12)                         $160,245,000           $160,245,000          4,910,178                4,910,178
                                            ============           ============          =========                =========

----------------------

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial Conversion Rate (as defined herein). The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial Conversion Rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon Conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes-- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(3)      AIM Charter Fund is a series of AIM Equity Funds, Inc.

(4) The TCW Group, Inc. holds such Notes under management for various entities.

(5) Goldman, Sachs & Co. was the initial purchaser of the Notes and has served as managing underwriter for public offerings of the Common Stock made in October 1995 and November 1994.

(6) PaineWebber Inc. has provided to the Company investment banking and/or advisory services for which the Company paid customary fees. PaineWebber Inc. may provide such services in the future.

(7)      Atlas Growth & Income Fund is a series of Atlas Assets, Inc.

(8) Salomon Brothers International Limited served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994. Salomon Brothers International Limited is an affiliate of Salomon Brothers Inc. which served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994.

(9) AIM V.I. Growth and Income Fund is a series of AIM Variable Insurance Funds, Inc.

(10) Goldman Sachs & Co. Bank, Zurich is an affiliate of Goldman, Sachs & Co. Goldman, Sachs & Co. was the initial purchaser of the Notes and has served as managing underwriter for public offerings of the Common Stock made in October 1995 and November 1994.

(11)     Sage Capital holds such notes under management for various entities.

(12) The totals shown exceed the outstanding amount of Notes and common stock issuable upon conversion of Notes as a result of duplicate registration of Notes. Certain Selling Shareholders requested registration of Notes which were later sold, transferred or otherwise disposed of in transactions exempt from the registration requirements of the Securities Act. Transferees thereof subsequently have requested registration of such previously registered Notes.